Exhibit 4.24

SUPPLEMENTARY AGREEMENT No 1

TO THE ZT ONLINE 2 EXCLUSIVE TECHNICAL CONSULTING AND SERVICE AGREEMENT

This Supplementary Agreement to the ZT Online 2 Exclusive Technical Consulting and Service Agreement (“Supplementary Agreement”) is made and entered into on January 6, 2012 (“Effective date”) in Shanghai, the People’s Republic of China, by and between:

Party A: Shanghai Zhengju Information Technology Co., Ltd.

Address: Room 137, No.209, Caodong Road, Shanghai, the People’s Republic of China

Representative: FEI, Yongjun

Party B: Shanghai Giant Network Technology Co., Ltd.

Address: Room 708, Building No.29, 396 Guilin Road, Shanghai, the People’s Republic of China

Representative: FEI, Yongjun

WHEREAS,

1.	Party A and Party B entered into the ZT Online 2 Exclusive Technical Consulting and Service Agreement (the “Original Agreement”) on January 5, 2012 in Shanghai. According to the Original Agreement, Party B agrees to pay consulting fee to Party A to obtain from Party A technical support, marketing strategic advice and development support relating to the ZT Online 2 game software.

2.	Through friendly negotiations, Party A and Party B unanimously agree to amend such clauses in the Original Agreement.

NOW, THEREFORE, adhering to the principles of equality and mutual benefit, and after friendly negotiations, the Parties reach the following supplementary agreement to the Original Agreement:

1.	The Parties hereby to add subsection 7.4 to the Original Agreement as follows:

“7.4 Party A and Party B agree that if either party has received the written notice from Shanghai Zhengtu Information Technology Co., Ltd. to terminate this Agreement, the Parties shall immediately negotiate and terminate this Agreement according to the notice; if the termination of this Agreement is due to the above reason, Party A and Party B shall not be bound by subsection 7.1 and 7.2 of this Agreement.”

2.	In all the rest that is not provided by this Supplementary Agreement the Parties shall be governed by the Original Agreement.

3.	This Supplementary Agreement shall become effective immediately upon sealed by the Parties.

Party A: Shanghai Zhengju Information Technology Co., Ltd.	Party B: Shanghai Giant Network Technology Co., Ltd.